Exhibit 23.2

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

October 14, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Brazil Minerals, Inc.
Pasadena, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to incorporation by reference in the Form S-8, Registration Report under the Securities Act of 1933, filed by Brazil Minerals, Inc. of our report dated April 13, 2014 and September 4, 2014, with respect to the consolidated balance sheets of Brazil Minerals, Inc. (formerly, Flux Technologies, Corp.)  as of December 31, 2013 and December 31, 2012 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013 and the period from March 1, 2012 through December 31, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC
Bingham Farms, MI